Exhibit (d)(24)(ii)

EQ ADVISORS TRUST

FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

FORM OF AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of December 6, 2018 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Adviser”) and AXA Investment Managers, Inc., a Delaware Corporation (“AXA IM” or “Sub-Adviser”).

FMG LLC and AXA IM agree to modify the Investment Sub-Advisory Agreement dated as of November 2, 2018 (“Agreement”) as follows:

1.         New Portfolio. FMG LLC hereby appoints AXA IM to serve as the Sub-Adviser to EQ/AXA Investment Managers Moderate Allocation Portfolio.

2.         Duration of Agreement.

a.	With respect to the New Portfolio, the Agreement shall continue in effect for a period of two years beginning December 6, 2018 and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the New Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the New Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.         Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which AXA IM is appointed as the Sub-Adviser and the fee payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4.         Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC	AXA INVESTMENT MANAGERS, INC.

By:		By:
	Michal Levy	Name:
	Senior Vice President and Chief Operating Officer	Title:

APPENDIX A

FORM OF AMENDMENT NO. 1

TO

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

AXA INVESTMENT MANAGERS, INC.

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Related Portfolios	Annual Sub-Advisory Fee Rate
High Yield Portfolios, which shall consist of the following Portfolio and Other Fund(s) or Allocated Portion(s) ^: 1290 VT High Yield Bond Portfolio* 1290 High Yield Bond Fund, a series of 1290 Funds	0.39% of the High Yield Portfolios’ average daily net assets up to and including $50 million; 0.37% of the High Yield Portfolios’ average daily net assets in excess of $50 million and up to and including $250 million; 0.35% of the High Yield Portfolios’ average daily net assets in excess of $250 million and up to and including $500 million; and 0.33% of the High Yield Portfolios’ average daily net assets in excess of $500 million**

EQ/AXA Investment Managers Moderate Allocation Portfolio*	0.260% First $50 Million 0.240% Next $100 Million 0.220% Next $150 Million 0.200% Thereafter

^

Other Funds or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “High Yield Portfolios.”

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the High Yield Portfolios is calculated by multiplying the aggregate net assets of the High Yield Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the High Yield Portfolios that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the High Yield Portfolios, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.